EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER


         Agreement and Plan of Merger, dated as of September 20, 1996, between Micro Component Technology, Inc., a Delaware corporation ("MCT"), and Micro Component Technology, Inc. a Minnesota corporation and a wholly-owned subsidiary of MCT (the "Surviving Corporation").

         WHEREAS, MCT, as of the date hereof, has authority to issue 20,000,000 shares of Common Stock, $.01 par value, of which 7,031,170 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, $.01 par value, of which 315,789 shares are issued and outstanding; and

         WHEREAS, the Surviving Corporation, as of the date hereof, has authority to issue 20,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value; and

         WHEREAS, as of the date hereof, 100 shares of Common Stock of the Surviving Corporation are issued and outstanding and held by MCT, and no shares of the Preferred Stock of the Surviving Corporation are issued and outstanding; and

         WHEREAS, MCT and the Surviving Corporation desire that MCT merge with and into the Surviving Corporation and that the Surviving Corporation shall continue as the Surviving Corporation in such merger, upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Delaware and the laws of the State of Minnesota; and

         WHEREAS, the respective Boards of Directors of MCT and the Surviving Corporation have approved this Agreement and directed that it be submitted to a vote of their stockholders.

         NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree to merge as follows:

                                    ARTICLE 1

                                     MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement, MCT shall be merged with and into the Surviving Corporation (the "Merger") in accordance with the Delaware Corporation Law and the Minnesota Business Corporation Act, and the separate existence of MCT shall cease and the Surviving Corporation shall be the surviving corporation and continue its corporate existence under the laws of the State of Minnesota.

         1.2 Effect of the Merger. At the Effective Time of the Merger (as hereinafter defined), the Surviving Corporation shall possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of MCT and the Surviving Corporation; all property, real, personal and mixed, and all debts due on any account, including subscriptions for shares, and all other choses in action, and every other interest of or belonging to or due to each of MCT and the Surviving Corporation shall vest in the Surviving Corporation without any further act or deed; the title to any real estate or any interest therein vested in MCT shall not revert nor in any way become impaired by reason of the Merger; the Surviving Corporation shall be responsible and liable for all of the liabilities and obligations of each of MCT and the Surviving Corporation; a claim of or against or a pending proceeding by or against MCT or the Surviving Corporation may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in the place of MCT; and neither the rights of creditors nor any liens upon the property of MCT or the Surviving Corporation shall be impaired by the Merger.

         1.3 Effective Time of the Merger. The Merger shall become effective as of the date and time (the "Effective Time of the Merger") the following actions are completed: (a) this Agreement or an appropriate certificate of merger is filed in accordance with the Delaware General Corporation Law; and (b) appropriate articles of merger are filed in accordance with the Minnesota Business Corporation Act.

                                    ARTICLE 2

                    NAME, ARTICLES OF INCORPORATION, BYLAWS,
               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         2.1 Name of Surviving Corporation. The name of the Surviving Corporation shall be "Micro Component Technology, Inc."

         2.2 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time of the Merger until amended thereafter as provided therein or by law.

         2.3 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of the Surviving Corporation from and after the Effective Time of the Merger until amended thereafter as provided therein or by law.

         2.4 Directors and Officers. The directors and officers of MCT at the Effective Time of the Merger shall be the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time of the Merger and shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the expiration of the terms to which they were elected to serve as directors and officers of MCT and until their successors are duly elected and qualified.

                                    ARTICLE 3

                     CONVERSION AND EXCHANGE OF CERTIFICATES

         3.1 Conversion. At the Effective Time of the Merger, each of the following transactions shall be deemed to occur simultaneously:

                  (a) Each share of MCT Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of the Surviving Corporation Common Stock. The shares of MCT Common Stock so converted shall cease to exist as such and shall exist only as shares of the Surviving Corporation Common Stock.

                  (b) Each share of MCT Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of the Surviving Corporation Preferred Stock. The shares of MCT Preferred Stock so converted shall cease to exist as such and shall exist only as shares of the Surviving Corporation Preferred Stock.

                  (c) Each stock option or warrant to purchase shares of MCT Common Stock outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a stock option or warrant to purchase, upon the same terms and conditions, the number of shares of the Surviving Corporation Common Stock which is equal to the number of shares of MCT Common Stock which the optionee would have received had he exercised his option or warrant in full immediately prior to the Effective Time of the Merger (whether or not such option or warrant was then exercisable). The exercise price per share under each of such options or warrants shall be equal to the exercise price per share thereunder immediately prior to the Effective Time of the Merger.

                  (d) Each share of the Surviving Corporation Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and held by MCT, without any action on the part of MCT or any other person, shall be cancelled, and no shares of the Surviving Corporation or other securities of the Surviving Corporation shall be issued or other consideration paid in respect thereof.

         3.2      Exchange of Certificates.

                  (a) From and after the Effective Time of the Merger, each holder of an outstanding certificate which immediately prior to the Effective Time of the Merger represented shares of MCT Common Stock or Preferred Stock shall be entitled to receive in exchange therefor, upon surrender thereof to the transfer agent designated by the Surviving Corporation, a certificate or certificates representing the number of shares of the Surviving Corporation Common Stock or Preferred Stock into which such holder's shares of MCT Common Stock or Preferred Stock were converted.

                  (b) If any certificate for shares of the Surviving Corporation capital stock is to be issued in a name other than that in which the certificate for shares of MCT capital stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay any transfer and other taxes required by reason of the issuance of certificates for such shares of the Surviving Corporation capital stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation or its agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, no party hereto shall be liable to a holder of shares of MCT capital stock for any shares of the Surviving Corporation capital stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                    ARTICLE 4

                     EMPLOYEE BENEFIT AND COMPENSATION PLANS

         At the Effective Time of the Merger, any employee benefit plan or incentive compensation plan, including any stock option plan, to which MCT is then a party shall be assumed by, and continue to be that plan of the Surviving Corporation. To the extent any employee benefit plan or incentive compensation plan of MCT or any of its subsidiaries provides for the issuance or purchase of, or otherwise relates to, MCT capital stock, from and after the Effective Time of the Merger such plan shall be deemed to provide for the issuance or purchase of, or otherwise to relate to, the Surviving Corporation capital stock.

                                    ARTICLE 5

                                   CONDITIONS

         Consummation of the Merger is subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:

         5.1 MCT Stockholder Approval. This Agreement and the Merger shall have been adopted and approved by the stockholders of MCT in accordance with the applicable provisions of the Delaware General Corporation Law.

         5.2 The Surviving Corporation Stockholder Approval. This Agreement and the Merger shall have been adopted and approved by MCT as the holder of all of the outstanding shares of the Surviving Corporation capital stock prior to the Effective Time of the Merger in accordance with the provisions of the Minnesota Business Corporation Act.

         5.3 Consents, etc. Any and all consents, permits, authorizations, approvals and orders deemed in the sole discretion of MCT to be material to the consummation of the Merger shall have been obtained.

                                    ARTICLE 6

                                     GENERAL

     6.1 Termination and Abandonment. This Agreement may be terminated and the Merger and other transactions herein provided for abandoned at any time prior to the Effective Time of the Merger, whether before or after adoption and approval of this Agreement by the stockholders of MCT, by action of the Board of Directors of MCT, if the Board of Directors of MCT determines that the consummation of the transactions provided for herein would not, for any reason, be in the best interests of MCT and its stockholders. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either MCT or the Surviving Corporation or their respective Boards of Directors or stockholders, except that MCT shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

     6.2 Amendment. This Agreement may be amended at any time prior to the Effective Time of the Merger with the mutual consent of the Boards of Directors of MCT and the Surviving Corporation; provided, however, that after it has been adopted by the stockholders of MCT, this Agreement may not be amended in any manner which, in the judgment of the Board of Directors of MCT, would have a material adverse effect on the rights of such stockholders or in any manner not permitted under applicable law; provided further, however, that any amendment of this Agreement after its adoption by the sole stockholder of the Surviving Corporation shall require the prior approval of such stockholder.

     6.3 Deferral. Consummation of the transactions herein provided for may be deferred by the Board of Directors of MCT for a reasonable period of time if the Board of Directors determines that such deferral would be, for any reason, in the best interests of MCT and its stockholders.

     6.4 Headings. The headings set forth herein are inserted for convenience or reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

     6.5 Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

     6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent the laws of the State of Minnesota are applicable to the Surviving Corporation in respect of the Merger.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers hereunto duly authorized, all as of the day and year first above written.


                                                MICRO COMPONENT TECHNOLOGY, INC.
                                                A Delaware Corporation


                                               By: /s/Roger E. Gower
                                                   -----------------------------
                                                   Its President



                                                MICRO COMPONENT TECHNOLOGY, INC.
                                                A Minnesota Corporation



                                                By: /s/ Roger E. Gower
                                                    ----------------------------
                                                    Its President